UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 27, 2015 (January 26, 2015)

ANCESTRY.COM LLC

(Exact name of registrant as specified in its charter)

Delaware	333-189129-16	37-1708583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

360 West 4800 North, Provo, UT	84604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 26, 2015, Richard Sanders informed Ancestry.com LLC (the “Company”) that he was resigning from the Company’s Operating Committee (the “Operating Committee”) effective immediately. Mr. Sanders’ decision to resign did not involve any disagreement with the Company, the Company’s management or the Operating Committee. The Company appointed Dipan Patel to the Operating Committee to replace Mr. Sanders effective immediately. In addition, the Operating Committee appointed Brian Ruder, a current member of the Operating Committee, to replace Mr. Sanders on its Compensation Committee. Mr. Ruder will continue as a member of the Audit Committee.

Mr. Patel, age 32 has been a Principal of Permira Advisers Ltd (“Permira”) since 2014. Mr. Patel joined Permira in 2009 and focuses on the technology, media, and telecommunications sectors. Prior to this, Mr. Patel was an Associate of The Gores Group LLC. and was an Associate in the Communications & Media practice at Lehman Brothers Investment Bank. He has also had prior experience at Arthur Andersen and NM Rothschild Investment Bank. He serves as a Director of LegalZoom.com, Inc. Mr. Patel has a B.A. Honors degree in Economics from Cambridge University, during which he also attended Massachusetts Institute of Technology. The Operating Committee believes Mr. Patel’s qualifications to serve on the Operating Committee include his extensive financial experience and his experience advising technology companies.

On January 27, 2015, the Company also announced that Eric Shoup, the Company’s Chief Product Officer, has informed the Company that he will be stepping down from his position effective February 28, 2015. Mr. Shoup may remain an employee of the Company for some period of time after that date to aid in transition, but he will no longer serve as an officer. While the Company conducts a search for his replacement, Timothy Sullivan, the Company’s Chief Executive Officer, will assume senior responsibility with respect to products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM LLC (Registrant)

BY:	/s/ William C. Stern
William C. Stern
General Counsel

Date: January 27, 2015